UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: November 20, 2015

Viggle Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212)  231-0092
(Registrant’s Telephone Number, including Area Code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 20, 2015, Viggle Inc. (the "Company") received written notice from the Listing Qualifications Department of The NASDAQ Stock Market LLC ("NASDAQ") notifying the Company that for the preceding 30 consecutive business days, the Company's common stock did not maintain a minimum closing bid price of $1.00 per share (the "Minimum Bid Price Requirement") as required by NASDAQ Listing Rule 5550(a)(2).  The notice has no immediate effect on the listing or trading of the Company's common stock and the common stock will continue to trade on The NASDAQ Capital Market under the symbol "VGGL" at this time. In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has a cure period of 180 calendar days, or until May 18, 2016, to regain compliance with NASDAQ Listing Rule 5550(a)(1). Compliance can be achieved automatically and without further action if the closing bid price of the Company's stock is at or above $1.00 for a minimum of 10 consecutive business days at any time during such 180-day period, in which case NASDAQ will notify the Company of its compliance and the matter will be closed. The Company is currently considering available options to resolve this listing deficiency and to regain compliance promptly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGGLE INC.

Date: November 23, 2015	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President